Exhibit 23.3

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Technical Report Summary for the Wyoming Assets In-Situ Recovery Hub-And-Spoke Project, WY, USA” dated March 31, 2022; the technical report summary entitled “Amended S-K 1300 Technical Report Summary for the Texas Hub and Spoke ISR Project, TX USA” date March 9, 2023; the technical report summary entitled “Amended S-K 1300 Technical Report Summary for the Wyoming In-Situ Recovery Hub and Spoke Project, WY, USA” dated March 9, 2023; and the technical summary report entitled “S-K 1300 Initial Assessment Texas Hub and Spoke IRS Project, USA” dated June 10, 2024, that we prepared, included or incorporated by reference in:

(i)

the Annual Report on Form 10-K for the period ended July 31, 2024 (the “Form 10-K”) of Uranium Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)	the Company’s Form S-3 Registration Statements (File Nos. 333-220404, 333-267992 and 333-268417), and any amendments or supplements thereto; and

(iii)

the Company’s Form S-8 Registration Statements (File Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679, 333-262197, 333-273321 and 333-280795); and any amendments or supplements thereto.

We further consent to the filing of the technical report summaries as exhibits to the Form 10-K.

Western Water Consultants, Inc.,

d.b.a. WWC Engineering

/s/ Brady S. Lewis
Brady S. Lewis, President/CEO

Western Water Consultants, Inc.

d.b.a. WWC Engineering

Date: September 26, 2024.